Exhibit 99.1

HighPeak Energy, Inc. Announces Fourth Quarter 2021 Results and 2022 Outlook

Fort Worth, Texas, March 7, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the fourth quarter 2021 and reaffirmed its 2022 outlook. The Company completed its business combination on August 21, 2020 and consequently, the following operational and financial data refer to the three months and year ended December 31, 2021 and the three months ended December 31, 2020 and the period from August 22, 2020 through December 31, 2020 (the “Successor periods”) and the period from January 1, 2020 through August 21, 2020 (the “Predecessor period”).

Fourth Quarter 2021 and Early 2022 Highlights

●

Fourth quarter 2021 sales volumes of 14,881 barrels of crude oil equivalent per day (“Boe/d”), an increase of approximately 81% compared with third quarter 2021, consisting of approximately 88% crude oil and 95% liquids.

●

Fourth quarter 2021 sales volumes benefitted from a successfully executed fourth quarter drilling campaign and are based primarily on production from approximately 59 gross (47.4 net) horizontal wells. At December 31, 2021, the Company had an additional 27 gross (23.0 net) horizontal wells in various stages of drilling and completion that are expected to come online during the latter part of the first quarter 2022.

●	EBITDAX (a non-GAAP financial measure as defined and reconciled below) of $72.4 million and $164.2 million for the three months and year ended December 31, 2021, respectively.

●	Fourth quarter 2021 realized price of $72.07 per Boe and realized cash operating margin of $60.26 per Boe, excluding the effects of derivatives.

●

Drilled 15 gross (14.0 net) operated horizontal wells and completed 10 gross (6.0 net) operated horizontal wells during the fourth quarter. Also participated in drilling 2 gross (1.0 net) non-operated horizontal wells.

●

The Company’s year-end 2021 PV-10 reserve value increased to approximately $1.5 billion using flat pricing of $72 per barrel of oil and $3.75 per MMBtu of natural gas, before adjustments for differentials, and an estimated realized price of $32.18 per barrel of natural gas liquids.

●	Paid a $0.025 per share quarterly dividend in October of 2021.

●	Ended 2021 with net debt of $65.1 million (a non-GAAP financial measure as defined and calculated below).

●

Increased liquidity to approximately $225 million by completing an October public stock offering, recently closing a private senior unsecured notes offering and amending the revolving credit facility (“Revolving Credit Facility”).

●

During the first quarter 2022, the Company entered into a series of agreements to acquire various crude oil and natural gas properties contiguous to its Flat Top operating area, which in the aggregate, consist of approximately 9,500 net acres, associated estimated production of 2,500 Boe per day and approximately 40 additional horizontal drilling locations.

2022 Development Outlook

The Company added a third drilling rig in October 2021 to further delineate its Signal Peak area and to accelerate development drilling in its Flat Top operating area. The Company added a fourth drilling rig in early January 2022. Additionally, we will continue the buildout of our field infrastructure to reduce operating costs and advance our ESG objectives. The Company currently plans to operate a minimum of four (4) drilling rigs and an average of two (2) frac fleets during 2022, assuming commodity prices and rates of return remain attractive. However, the scope, duration and magnitude of the direct and indirect effects of the COVID-19 pandemic are continuing to evolve and in ways that are difficult or impossible to anticipate. Given the dynamic nature of this situation and the recent Russian invasion of Ukraine, the Company is maintaining flexibility in its capital plan and will continue to evaluate drilling and completion activity on an economic basis, with future activity levels assessed monthly.

Production (Boe/d)

●	Average production rate	27,000 – 32,500
●	Exit production rate	40,000 – 45,000

Capex ($MM)

●	Gross Operated Wells TIL	80 – 110
●	Capital Expenditures, D,C,E&F	$715 - $760
●	Capital Expenditures, Infra/Land/Other	$35 - $40
●	Total Capital Expenditures	$750 - $800

Unit Measures ($/Boe)

●	Lease Operating Expenses	$5.00 - $5.50
●	Production Taxes	$4.25 - $5.00
●	General & Administrative	$1.00 - $1.50
●	Total Cash Costs	$10.25 - $12.00

HighPeak Chairman and Chief Executive Officer, Jack Hightower, said, “We had a great fourth quarter as evidenced by our 81% production growth. Even before the Ukrainian crisis, we recognized massive underinvestment in energy over the past several years, and contrary to industry sentiment we forged ahead and positioned ourselves for responsible growth. HighPeak is uniquely poised to take advantage of current market conditions because of our exception well economics, operational success and strong balance sheet. We are contemplating accelerating our drilling activity in this year’s business which we can accomplish without increasing our near-term outspend. We are a growth company and we want our shareholders to realize that we will lean into all available opportunities, especially given our quick payouts and high returns on investment.”

Acquisitions

During the first quarter of 2022, the Company entered into a series of agreements to acquire various crude oil and natural gas properties contiguous to its Flat Top operating area in Borden and Howard counties, which in the aggregate, consist of approximately 9,500 net acres and associated estimated production of 2,500 Boe per day. The properties under contract also include a salt-water disposal system (“SWD system”) which includes three (3) active disposal wells with current disposal capacity of 12,000 barrels of water per day, in-field produced fluid gathering pipelines, and three (3) SWD permits. Additional benefits associated with the acquired properties include local non-potable water sourcing capacity of approximately 35,000 barrels per day from local surface landowners at attractive rates, which should equate to over $3 million in annual cost savings, and in-field crude oil gathering pipelines and LACT units. The acquired acreage will add approximately 40 additional horizontal drilling locations in the Wolfcamp A formation, which continues to provide robust rates of return in the current commodity price environment. The majority of the acquisitions are expected to close late in the first quarter and early in the second quarter of 2022.

Closing on Issuance of $225 Million Senior Unsecured Notes

The Company closed its previously announced issuance of $225 million 10.0% senior unsecured notes due 2024. The Company used a portion of the proceeds to pay off its outstanding debt balance under its Revolving Credit Facility. The remaining proceeds will be used to fund the Company’s 2022 development drilling program. The Company’s liquidity after receipt of funds from the issuance of the Notes is approximately $225 million including cash and borrowing capacity under its Revolving Credit Facility.

Fourth Quarter Operational Update

The Company’s sales volumes during the fourth quarter 2021 averaged 14,881 Boe/d, an increase of approximately 81% compared with third quarter 2021, consisting of approximately 88% oil and 95% liquids.

During the fourth quarter of 2021, the Company drilled 15 gross (14.0 net) operated horizontal wells utilizing approximately three drilling rigs. The Company completed 10 gross (6.0 net) producing wells. At December 31, 2021, the Company was in various stages of completion on 27 gross (23.0 net) wells and was in the process of drilling 5 gross (5.0 net) operated horizontal wells and 1 gross (1.0 net) operated salt water disposal well. The Company also participated in drilling 2 gross (1.0 net) non-operated horizontal wells during the fourth quarter 2021.

Michael Hollis, HighPeak’s President, commented, “The series of highly accretive acquisitions that HighPeak entered into this quarter not only add production and future drilling locations, but also complement our already robust infrastructure. By adding our fourth rig in January we have supercharged our exceptional and differential growth engine. With one of the best recycle ratios in the business, we have leaned into this commodity price environment and remain flexible to react when appropriate to market conditions.”

Mr. Hollis, concluded, “Our hearts and minds are with the Ukrainians. HighPeak Energy is doing its part to supply the world with clean and reliable energy. In light of the recent conflict in Ukraine, we feel it is even more important to our national security to reduce our need for imported oil.”

Fourth Quarter 2021 Financial Results

HighPeak reported net income of $37.0 million for the fourth quarter of 2021, or $0.35 per diluted share.  EBITDAX (a non-GAAP financial measure as defined and reconciled below) was $72.4 million, or $0.68 per diluted share.

Fourth quarter average realized prices were $77.45 per barrel of crude oil, $41.02 per barrel of natural gas liquids and $5.05 per Mcf of natural gas, resulting in an overall realized price of $72.07 per Boe, or 93% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the fourth quarter were $14.62 per Boe including lease operating expenses of $8.34 per Boe, production and ad valorem taxes of $3.47 per Boe and cash G&A expenses of $2.81 per Boe. The Company’s unhedged cash margin was $57.45 per Boe, or 74% of the weighted average of NYMEX crude oil prices for the quarter.

HighPeak’s fourth quarter 2021 capital expenditures to drill, complete, equip, provide facilities and to build water and power infrastructure were approximately $81.6 million. In addition, the Company incurred capital expenditures of approximately $769,000 primarily on leasehold acquisitions.

The Company also completed a public stock offering on October 20, 2021 of 2,530,000 shares of common stock for aggregate gross proceeds of $25.3 million.

At December 31, 2021, the Company had $100.0 million in long-term debt and $34.9 million of cash on hand.  In February 2022, the Company closed on the issuance of $225 million Senior Unsecured Notes due in 2024. Simultaneously with the closing of the Notes, the Company used a portion of the proceeds to pay off its outstanding debt balance under its Revolving Credit Facility and reduced its borrowing base and bank commitments to $138.8 million. The Company’s liquidity after receipt of funds from the issuance of the Notes was approximately $225 million including cash and borrowing capacity under its Revolving Credit Facility.

Hedging Update

As of March 7, 2022, the Company has hedged 2.95 million barrels of its 2022 crude oil production, or 8,082 barrels of oil (“BO”) per day (“BO/d), at an average swap price of $71.27 per BO and 641,200 barrels of its 2023 crude oil production, or 1,757 BO/d at an average swap price of $66.04 per BO. The Company’s crude oil derivative contracts are based on reported settlement prices on the New York Mercantile Exchange for West Texas Intermediate pricing.

Year End 2021 Proved Reserves

As of December 31, 2021, HighPeak Energy’s estimated proved reserves, prepared by Cawley, Gillespie & Associates, Inc., increased 185% to 64.2 MMBoe consisting of 81% crude oil, 8% natural gas and 11% natural gas liquids compared with December 31, 2020 estimated proved reserves. Proved developed reserves increased 178% to 28.6 MMBoe and were 45% of the Company’s total proved reserves. The Company’s PV-10, a non-GAAP financial measure, was approximately $1.34 billion at year end 2021, an increase of 468%, compared with $235.5 million at year end 2020, each based on pricing guidelines established by the Securities and Exchange Commission (“SEC”). 2021 SEC pricing was $66.56 per barrel of crude oil and $3.598 per MMBtu of natural gas, before adjustments for price differentials. Natural gas liquids realized pricing for the 2021 proved reserve report was $29.76 per barrel.

Using flat pricing of $72 per barrel of crude oil and $3.75 per MMBtu of natural gas, before adjustments for differentials, and an estimated realized price of $32.18 per barrel of natural gas liquids, 2021-year end proved reserves are estimated to be 64.5 MMBoe of which 45% are proved developed. Under this price case, the Company’s PV-10 reserve value increased to approximately $1.5 billion including $815 million for proved developed reserves.

	SEC PRICING					FLAT $72/$3.75(1)
Reserve Category	Crude Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (MMBoe)	PV-10 ($MM)	Total (MMBoe)	PV-10 ($MM)
Proved Dev. Producing (PDP)	16	11	3	20	$531	21	$582
Proved Dev. Non-Producing (PDNP)	7	3	1	8	$211	8	$233
Total Proved Dev. Reserves	23	15	4	29	$742	29	$815
Proved Undeveloped (PUD)	29	15	4	36	$596	36	$682
Total Proved Reserves	52	30	7	64	$1,338	65	$1,498
(1)	Flat Pricing Scenario of $72 per Bbl of oil, $3.75/MMBtu of natural gas and $32.18 per Bbl of NGL

Dividend

In September 2021, the Company’s Board of Directors approved its second quarterly dividend of $0.025 per share which resulted in a total of $2.3 million in dividends paid to stockholders on October 25, 2021. In addition, in January 2022, the Company’s Board of Directors declared a quarterly dividend of $0.025 per share which resulted in a total of $2.4 million in dividends paid to stockholders on February 25, 2022.

Conference Call

HighPeak Energy will host a conference call and webcast on Tuesday, March 8, 2022 at 10:00 a.m. Central Time for investors and analysts to discuss its results for the fourth quarter of 2022 as well as provide an overview of recent activities and its 2022 operating plan. Conference call participants may call (833) 362-0226 (United States/Canada) or (914) 987-7683 (International) and enter confirmation code 4378555. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Annual Report on Form 10-K may be found on its website at www.highpeakenergy.com.

Conference Participation

HighPeak Energy will participate in the upcoming 34th Annual Roth Conference in one-on-one meetings and a fireside chat to be held from March 13, 2022 through March 15, 2022. The meetings will not be webcast. The Company will use its March 2022 investor presentation for this event. The Company’s March investor presentation will be posted to its website before market open on Tuesday, March 8, 2022.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy’s crude oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of crude oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

HighPeak Energy, Inc. Unaudited Condensed Consolidated Balance Sheet Data (In thousands)

	December 31,
	2021	2022
Cash and cash equivalents	$34,869	$19,552
Other current assets	52,085	13,743
Crude oil and natural gas properties, net	725,615	502,636
Other noncurrent assets	6,391	1,999
Total assets	$818,960	$537,930

Current liabilities	$103,000	$22,435
Long-term debt, net	97,929	—
Other long-term liabilities	64,968	41,269

Stockholders' equity
Common stock	10	9
Additional paid-in capital	617,489	581,426
Accumulated deficit	(64,436)	(107,209)
Total stockholders' equity	553,063	474,226
Total liabilities and stockholders' equity	$818,960	$537,930

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31, 2020
	2021	2020	Year Ended December 31, 2021	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020
	Successor	Successor	Successor	Successor	Predecessor
Operating Revenues:
Crude oil sales	$93,813	$11,201	$210,453	$15,988	$8,069
Natural gas and NGL sales	4,852	365	9,671	412	154
Total operating revenues	98,665	11,566	220,124	16,400	8,223
Operating Costs and Expenses:
Crude oil and natural gas production	11,424	1,982	25,053	2,653	4,870
Production and ad valorem taxes	4,756	629	10,746	886	566
Exploration and abandonments	407	4,966	1,549	5,032	4
Depletion, depreciation and amortization	21,464	7,550	65,201	9,877	6,385
Accretion of discount	51	36	167	51	89
General and administrative	3,843	1,959	8,885	2,775	4,840
Stock-based compensation	3,782	1,268	6,676	15,776	—
Total operating costs and expenses	45,727	18,390	118,277	37,050	16,754
Income (loss) from operations	52,938	(6,824)	101,847	(20,650)	(8,531)
Interest income	—	5	1	6	—
Interest expense	(1,331)	(8)	(2,484)	(8)	—
Derivative loss, net	(2,318)	—	(26,734)	—	—
Other expense	(40)	—	(167)	—	(76,503)
Income (loss) before income taxes	49,249	(6,827)	72,463	(20,652)	(85,034)
Income tax expense (benefit)	12,224	(1,914)	16,904	(4,223)	—
Net income (loss)	$37,025	$(4,913)	$55,559	$(16,429)	$(85,034)

Earnings (loss) per share:
Basic net income (loss)	$0.36	$(0.05)	$0.55	$(0.18)
Diluted net income (loss)	$0.35	$(0.05)	$0.54	$(0.18)

Weighted average shares outstanding:
Basic	94,546	91,646	93,127	91,629
Diluted	97,804	91,646	94,772	91,629

Dividends declared per share	$—	$—	$0.125	$—

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

		Year Ended December 31, 2020
	Year Ended December 31, 2021	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020
	Successor	Successor	Predecessor
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$55,559	$(16,429)	$(85,034)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Exploration and abandonment expense	742	4,854	4
Depletion, depreciation and amortization expense	65,201	9,877	6,385
Accretion expense	167	51	89
Stock based compensation expense	6,676	15,776	—
Amortization of debt issuance costs	498	4	—
Derivative-related activity	15,467	—	—
Loss on terminated acquisition	—	—	76,500
Deferred income taxes	16,904	(1,047)	—
Changes in operating assets and liabilities:
Accounts receivable	(31,655)	(5,177)	844
Prepaid expenses, inventory and other assets	(7,053)	(506)	(196)
Accounts payable, accrued liabilities and other current liabilities	24,509	(1,990)	(2,694)
Net cash provided by (used in) operating activities	147,015	5,413	(4,102)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(236,242)	(64,947)	(49,364)
Changes in working capital associated with crude oil and natural gas property additions	37,259	(5,666)	7,348
Acquisitions of crude oil and natural gas properties	(54,045)	(1,181)	(3,338)
Proceeds from sales of properties	3,366	—	—
Other property additions	(709)	(145)	(50)
Issuance of notes receivable	—	—	(7,482)
Extension payment on acquisition	—	—	(15,000)
Net cash used in investing activities	(250,371)	(71,939)	(67,886)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	120,000	—	—
Proceeds from stock offering	25,300	92,554	—
Proceeds from exercises of warrants	5,466	—	—
Proceeds from subscription receivable from exercise of warrants	3,596	—	—
Proceeds from exercises of stock options	1,573	—	—
Dividend equivalents paid	(1,037)	—	—
Debt issuance costs	(2,169)	(405)	—
Stock offering costs	(2,463)	(8,114)	—
Dividends paid	(11,593)	—	—
Repayments under revolving credit facility	(20,000)	—	—
Cash acquired from non-successors in HighPeak business combination	—	100	—
Contributions from partners	—	—	54,000
Distributions to partners	—	—	(2,780)
Net cash provided by financing activities	118,673	84,135	51,220
Net increase (decrease) in cash and cash equivalents	15,317	17,609	(20,768)
Cash and cash equivalents, beginning of period	19,552	1,943	22,711
Cash and cash equivalents, end of period	$34,869	$19,552	$1,943

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Three Months Ended December 31,
	2021	2020
Sales Volumes:
Crude oil (Bbls)	1,211,198	274,064
NGLs (Bbls)	89,486	15,917
Natural gas (Mcf)	410,072	99,591
Total (Boe)	1,369,029	306,580

Daily Sales Volumes:
Crude oil (Bbls/d)	13,165	2,979
NGLs (Bbls/d)	973	173
Natural gas (Mcf/d)	4,457	1,083
Total (Boe/d)	14,881	3,332

Revenues (in thousands):
Crude oil sales	$93,813	$11,201
Crude oil derivative settlements	(6,252)	—
NGL and natural gas sales	4,852	366
Total Revenues, including derivative settlements	$92,413	$11,567

Average sales prices:
Crude oil (per Bbl)	$77.45	$40.87
Crude oil derivative settlements (per Bbl)	(5.16)	—
NGL (per Bbl)	41.02	19.77
Natural gas (per Mcf)	5.05	1.34
Total, including derivative contract settlements (per Boe)	$67.50	$37.73

Weighted Average NYMEX WTI ($/Bbl)	$77.28	$42.56
Weighted Average NYMEX Henry Hub ($/Mcf)	5.78	2.69
Realization to benchmark
Crude oil (per Bbl)	100%	96%
Natural gas (per Mcf)	87%	50%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$11,424	$1,983
Production and ad valorem taxes	4,756	628
General and administrative expenses	3,843	1,959
Depletion, depreciation and amortization	21,465	7,550

Operating costs per Boe:
Lease operating expenses	$8.34	$6.47
Production and ad valorem taxes	3.47	2.05
General and administrative expenses	2.81	6.39
Depletion, depreciation and amortization	15.68	24.63

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

		Year Ended December 31, 2020
	Year Ended December 31, 2021	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020
	Successor	Successor	Predecessors
Sales Volumes:
Crude oil (Bbls)	3,002,200	398,232	235,557
NGLs (Bbls)	223,596	17,666	20,024
Natural gas (Mcf)	1,020,186	112,057	87,258
Total (Boe)	3,395,827	434,575	270,123

Daily Sales Volumes:
Crude oil (Bbls/d)	8,225	3,017	1,007
NGLs (Bbls/d)	613	134	86
Natural gas (Mcf/d)	2,795	849	373
Total (Boe/d)	9,304	3,292	1,154

Revenues (in thousands):
Crude oil sales	$210,453	$15,988	$8,069
Crude oil derivative settlements	(11,267)	-	-
NGL and natural gas sales	9,671	412	154
Total Revenues, including derivative settlements	$208,857	$16,400	$8,223

Average sales prices:
Crude oil (per Bbl)	$70.10	$40.15	$34.26
Crude oil derivative settlements (per Bbl)	(3.75)	—	—
NGL (per Bbl)	35.11	19.44	9.31
Natural gas (per Mcf)	4.36	1.45	0.52
Total, including derivative contract settlements (per Boe)	$61.50	$37.74	$30.44

Weighted Average NYMEX WTI ($/Bbl)	$70.50	$41.82	$35.17
Weighted Average NYMEX Henry Hub ($/Mcf)	4.36	2.65	1.76
Realization to benchmark
Crude oil (per Bbl)	99%	96%	97%
Natural gas (per Mcf)	100%	55%	30%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$25,053	$2,653	$4,870
Production and ad valorem taxes	10,746	886	566
General and administrative expenses	8,885	2,775	4,840
Depletion, depreciation and amortization	65,201	9,877	6,385

Operating costs per Boe:
Lease operating expenses	$7.38	$6.10	$18.03
Production and ad valorem taxes	3.16	2.04	2.10
General and administrative expenses	2.62	6.39	17.92
Depletion, depreciation and amortization	19.20	22.73	23.64

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Income (Loss) to EBITDAX
(in thousands)

	Three Months Ended December 31,			Year Ended December 31, 2020
	2021	2020	Year Ended December 31, 2021	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020
	Successor	Successor	Successor	Successor	Predecessor
Net income (loss)	$37,025	$(4,913)	$55,559	$(16,429)	$(85,034)
Interest expense	1,331	8	2,484	8	—
Interest income	—	(5)	(1)	(6)	—
Income tax expense (benefit)	12,224	(1,914)	16,904	(4,223)	—
Depletion, depreciation and amortization	21,464	7,550	65,201	9,877	6,385
Accretion of discount	51	36	167	51	89
Exploration and abandonment expense	407	4,966	1,549	5,032	4
Stock based compensation	3,782	1,268	6,676	15,776	—
Derivative related noncash activity	(3,935)	—	15,467	—	—
Other expense	40	—	167	—	76,503
EBITDAX	$72,389	$6,996	$164,173	$10,086	$(2,053)

HighPeak Energy, Inc.
Unaudited Net Debt
(In thousands)

December 31, 2021
Outstanding borrowings on Revolving Credit Facility	$100,000
Cash and cash equivalents	34,869
Net debt	$65,131

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.